Exhibit 10.18.1

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

This AGREEMENT (the “Agreement”) made as of ______________ (the “Date of Grant”) by and between MACY’S, INC., a Delaware corporation (the “Company”), and ____________ (the “Grantee”).

1.    Grant of Performance-Based Restricted Stock Units. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Company’s 2009 Omnibus Incentive Compensation Plan (the “Plan”), as amended from time to time, the Company hereby grants to the Grantee a “Target” award of [insert target number of Performance Units] Performance-Based Restricted Stock Units (“Performance Units”). Each Performance Unit represents the right to receive one share of the common stock of the Company (“Common Stock”), subject to the terms and conditions set forth below.

2.    Limitations on Transfer of Performance Units; Performance Period.

(a) During the Performance Period hereinafter described, the Performance Units may not be transferred, sold, pledged, exchanged, assigned or otherwise encumbered or disposed of by the Grantee, except to the Company, until they are earned and become nonforfeitable (“Vest”) in accordance with Section 3; provided, however, that the Grantee’s interest in the Performance Units may be transferred at any time by will or the laws of descent and distribution.

(b) The Performance Period shall commence on February 2, 2014 (the “Commencement Date”) and, except as otherwise provided in this Agreement, will expire in full on January 28, 2017.

3.    Vesting of Performance Units.

(a) Subject to potential reduction as set forth in Section 3(b) below, one hundred and fifty percent (150%) of the Target award of Performance Units will be Vested on the date (“Vesting Date”) that the Compensation Committee certifies that the Company has achieved a Cumulative EBITDA (as defined below) level of at least $8.25 billion over the Performance Period, provided that the Grantee is continuously employed by the Company through the Vesting Date. If the Company does not achieve a Cumulative EBITDA level of at least $8.25 billion over the Performance Period, then all Performance Units are forfeited as of the end of the Performance Period. In all cases the Compensation Committee shall certify whether the Company has achieved the specified level of Cumulative EBITDA as soon as administratively feasible following the end of the Performance Period but in no event later than two and a half months following the end of the Performance Period.

(i) “Cumulative EBITDA” is defined as Earnings Before Interest, Taxes, Depreciation and Amortization, which is equal to the sum of operating income and depreciation and amortization as reported in the Company’s financial statements included in its annual Form 10-K, adjusted to eliminate the effects of asset impairments, restructurings, acquisitions, divestitures, other unusual or non-recurring items, store closing costs, unplanned material tax law changes and/or assessments and the cumulative effect of tax or accounting changes, as determined in accordance with generally accepted accounting principles, as applicable.

(b) The actual number of Performance Units that become Vested based on achieving the targeted level of Cumulative EDITDA during the Performance Period may be reduced by the

Compensation Committee in its sole and absolute discretion based on such factors as the Compensation Committee determines to be appropriate and/or advisable including without limitation the Company’s achievement of average EBITDA Margin, average Return on Invested Capital (“ROIC”) and relative Total Shareholder Return (TSR) goals for the Performance Period. It is the current intention of the Compensation Committee that the Compensation Committee will exercise its discretion to reduce the number of Performance Units that will Vest based on the Company’s achievement of the average EBITDA Margin, average ROIC and relative TSR goals during the Performance Period, weighted 50%, 30% and 20% respectively, as set forth in the following schedules. However, the Compensation Committee reserves the right to deviate from such schedules based on achievement of average EBITDA Margin, average ROIC and relative TSR and may adjust the number of Performance Units that Vest based on such other factors as the Compensation Committee in its sole and absolute discretion determines to be appropriate and/or advisable; provided, however, that it is the intention of the Compensation Committee that it will deviate from such average EBITDA Margin, average ROIC and relative TSR schedules only in extreme and unusual circumstances.

EBITDA MARGIN AND ROIC SCHEDULE

	EBITDA Margin (50%)		ROIC (30%)
Performance Level*	3-year Average	Vesting Percentage	3-year Average	Vesting Percentage
Outstanding	≥14.6%	150%	≥23.8%	150%
Target	14.3%	100%	23.4%	100%
Threshold	13.6%	50%	21.8%	50%
Below Threshold	<13.6%	0%	<21.8%	0%
*Straight-line interpolation will apply to performance levels between the ones shown.

(i) “EBITDA Margin” is defined as EBITDA (adjusted to eliminate the effects of asset impairments, restructurings, acquisitions, divestitures, other unusual or non-recurring items, store closing costs, unplanned material tax law changes and/or assessments and the cumulative effect of tax or accounting changes, as determined in accordance with generally accepted accounting principles, as applicable) divided by Net Sales (defined as owned sales as presented in the Company’s internal books and records, including the business plan for the performance period). EBITDA Margin will be measured on a three-year average basis (i.e., the average of Fiscal 2014, Fiscal 2015 and Fiscal 2016 annual EBITDA Margin).

Notwithstanding anything to the contrary contained in any Performance Restricted Stock Unit Agreement previously entered into between the Company and the Grantee covering the grant of performance restricted stock units by the Company to the Grantee, all such Performance Restricted Stock Unit Agreements shall be deemed to define Net Sales in the same manner as Net Sales are defined herein.

(ii) “Return on Invested Capital” is defined as EBITDAR divided by Total Average Gross Investment. EBITDAR is equal to the sum of EBITDA (adjusted to eliminate the effects of asset impairments, restructurings, acquisitions, divestitures, other unusual or non-recurring items, store closing costs, unplanned material tax law changes and/or assessments and the cumulative effect of tax or accounting changes, as determined in accordance with generally accepted accounting principles, as applicable) plus Net Rent Expense. Net Rent Expense represents rent expense as reported in the Company’s financial statements included in its Form 10-K less the deferred rent amortization related to contributions received from landlords. Total Average Gross Investment is equal to the sum of Gross Property, Plant and Equipment (PPE) plus Capitalized Value of Non-Capitalized Leases, Working Capital – which includes Receivables, Merchandise Inventories,

Prepaid Expenses and Other Current Assets – offset by Merchandise Accounts Payable and Accounts Payable and Accrued Liabilities, and Other Assets, each as reported in the Company’s financial statements in the applicable Form 10-K or Form 10-Q. Gross PPE will be determined using a two-point average (i.e., beginning and end of year). Capitalized Value of Non-Capitalized Leases will be calculated as 8x Net Rent Expense. Working Capital components and Other Assets will be determined using a four-point (i.e., quarterly) average. ROIC will be measured on a three-year average basis (i.e., the average of Fiscal 2014, Fiscal 2015 and Fiscal 2016 annual ROIC).

RELATIVE TSR SCHEDULE

	Relative TSR (20%)
Performance Level*	3-year TSR vs. Peer Group**	Vesting Percentage
Outstanding	≥75%	150%
Target	50%	100%
Threshold	35%	50%
Below Threshold	<35%	0%

* Straight-line interpolation will apply to performance levels between the ones shown.
** Peer group companies: Bed, Bath & Beyond, Dillard’s, Gap, J.C. Penney, Kohl’s, L Brands, Nordstrom, Ross Stores, Sears Holdings, Target, TJX Companies, and Walmart.

(i)TSR will be calculated on a compound annualized basis over the three-year period.

(ii)TSR is defined as the change in the value of the Common Stock over the three-year performance period, taking into account both stock price appreciation and the reinvestment of dividends. The beginning and ending stock prices will be based on a 20-day average stock price.

(iii) Dividends will be reinvested at the closing price of the last day of the month after the “ex dividend” date. All cash special dividends shall be treated like regular dividends. All spin-offs or share-based dividends shall be assumed to be sold on the issue date and reinvested in the issuing company that same date.

(iv) Relative TSR is the percentile rank of the Company’s TSR compared to the TSR of the peer group over the performance period. If any of the companies in the peer group are no longer publicly traded at the end of the performance period due to bankruptcy, they will continue to be included in the relative TSR calculation by force ranking them at the bottom of the array. If any companies are no longer publicly traded due to acquisition, they will be excluded from the calculation.

4. Forfeiture of Performance Units. (a) Termination of Employment. Notwithstanding the provisions of Section 3 above, and except as the Board may determine on a case-by-case basis or as provided below, all unvested Performance Units shall be forfeited if the Grantee ceases to be continuously employed by the Company for any reason at any time prior to the end of the Performance Period. For the purposes of this Agreement the continuous employment of the Grantee with the Company shall not be deemed to have been interrupted, and the Grantee shall not be deemed to have ceased to be an employee of the Company, by reason of the transfer of the Grantee’s employment among the Company and its Subsidiaries, divisions or affiliates or a leave of absence approved by the Company. In the event of a termination for cause (as hereafter defined in Section 17), all unvested Performance Units shall be immediately forfeited.

(b) Death, disability or retirement. Notwithstanding the provisions of Section 3 above, and except as the Board may determine on a case-by-case basis or as provided below, in the event the Grantee retires on or after age 62 with at least 10 years of vested service, dies or becomes permanently and totally disabled during the Performance Period, the Grantee (or his or her estate, as appropriate) will receive at the end of the Performance Period the percentage of Performance Units determined under Section 3 above, prorated from the Commencement Date through the date of such retirement, death or disability based on the number of completed months of service during the Performance Period divided by 36.

(c) Change in Control. In the event of a Change in Control (as hereafter defined in Section 17), Performance Units will convert to time-based restricted stock without proration for the percentage of the Performance Period that has elapsed since the Commencement Date, as follows:

(i) If the Change in Control occurs prior to the 24-month anniversary of the Commencement Date, then 100% of the Target award number of Performance Units shall convert to time-based restricted stock (plus an additional number of shares of time-based restricted stock representing the dividend equivalents payable on that Target award number of Performance Units from the Commencement Date to date of the Change in Control);

(ii) If the Change in Control occurs on or after the 24-month anniversary of the Commencement Date, the conversion of Performance Units to time-based restricted stock (and the corresponding conversion of dividend equivalents payable on those Performance Units to time-based restricted stock) will be based on (a) the Company’s EBITDA Margin and ROIC performance determined under Section 3 above from the Commencement Date through the first 24 months of the Performance Period, plus the Company’s performance determined under Section 3 above during any completed fiscal quarter thereafter to the date of the Change in Control and (b) the Company’s relative TSR as of the Date of the Change in Control.

(iii) The vesting of the time-based restricted stock as so converted:

•
Will be accelerated if, within the 24-month period following the Change in Control, the Grantee is terminated by the Company or the continuing entity without cause or if the Grantee voluntarily terminates employment with Good Reason;

•	Will be accelerated at the Change in Control if awards are not assumed or replaced by the acquiror/continuing entity on terms deemed by the Compensation Committee to be appropriate; and

•	Will occur on the third anniversary of the Date of Grant, if Vesting has not otherwise been accelerated as provided above.

(d)    Violation of Restrictive Covenants. Notwithstanding the provisions of Section 4(b) above, all unvested Performance Units shall be forfeited immediately upon the occurrence of any of the following events. If there are no unvested Performance Units outstanding at the time a restricted covenant is violated, the Company may pursue other legal remedies.

(i)
    following a voluntary retirement and prior to the later to occur of (a) settlement date for the Performance Units or (b) two years following retirement, the Grantee renders personal services to a Competing Business (as hereafter defined in Section 17) in any manner, including, without limitation, as employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director, manager, owner, financer, joint venturer or otherwise; or

(ii)	following a voluntary or involuntary retirement and prior to the later to occur of (a) the settlement date for the Performance Units or (b) two years following retirement, the

Grantee directly or indirectly solicits or otherwise entices any of the Company’s employees to resign from their employment with the Company, whether individually or as a group; or

(iii)
at any time following a voluntary or involuntary retirement, the Grantee discloses or provides to any third party, or uses, modifies, copies or adapts any of the Company’s Confidential Information (as hereafter defined in Section 17).

For purposes of this Section 4(d), an involuntary retirement occurs when the employment of an Grantee who satisfies the age and years of service criteria described in Section 4(b) above is terminated by the Company without Cause (as hereafter defined in Section 17) or is terminated by the Grantee with Good Reason (as hereafter defined in Section 17) within the 24-month period following a Change in Control (as hereafter defined in Section 17).

5.    Dividend, Voting and Other Rights. Except as otherwise provided herein, prior to Vesting the Grantee shall not have any of the rights of a stockholder with respect to the Performance Units, including the right to vote any of the Performance Units. An amount representing dividends payable on shares of Common Stock equal in number to one hundred and fifty percent (150%) of the Target award of Performance Units on a dividend record date shall be deemed reinvested in Common Stock and credited to the Grantee as restricted stock units as of the dividend payment date. If there is any change in the outstanding Common Stock of the Company by reason of a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, separation or reorganization or any other change in the capital structure of the Company, the Compensation Committee shall determine the appropriate adjustment to the Performance Units, if any, needed to reflect such change. Any restricted stock units or additional Performance Units credited to the Grantee pursuant to this Section 5 will be subject to the terms and restrictions set forth in this Agreement.

6.    Settlement of Performance Units. As soon as administratively feasible following the end of the Performance Period and certification by the Compensation Committee as to the level of achievement of the Cumulative EBITDA performance goal and, if the Compensation Committee exercises its discretion to reduce the number of Performance Units that will Vest, determination of the level of achievement of the applicable EBITDA Margin, ROIC and relative TSR performance goals, but in no event later than two and a half months after the end of the Performance Period, the Company shall cause to be paid to the Grantee a number of whole shares of unrestricted Common Stock equal to the number of Performance Units to which the Grantee is entitled and the earned dividend equivalents on those earned Performance Units, if any.

Such shares of Common Stock shall be credited as book entry shares to the Grantee’s trading account. In the event Performance Units are not earned, those Performance Units, and the related restricted stock units attributed to any dividend equivalents on those Performance Units, shall be forfeited.

7.    Clawback. Any incentive-based compensation received by Grantee from the Company hereunder or otherwise shall be subject to recovery by the Company in the circumstances and manner provided in any Incentive-Based Compensation Recovery Policy that may be adopted or implemented by the Company and in effect from time to time on or after the date hereof, and Grantee shall effectuate any such recovery at such time and in such manner as the Company may specify. For purposes of this Agreement, the term "Incentive-Based Compensation Recovery Policy" means and includes any policy of the type contemplated by Section 10D of the Securities Exchange Act, any rules or regulations of the Securities and Exchange Commission adopted pursuant thereto, or any related rules or listing standards of any national securities exchange or national securities association applicable to the Company. Until the

Company shall adopt such an Incentive-Based Compensation Recovery Policy, the following clawback provision shall apply:

In the event that, within three years of the end of the Performance Period, the Company restates its financial results with respect to the Company’s performance during the Performance Period to correct a material error that the Compensation Committee determines is the result of fraud or intentional misconduct, then the Compensation Committee, in its discretion, may require the Grantee to repay to the Company all income, if any, derived from the Performance Units.

8.    No Employment Contract. Nothing contained in this Agreement shall confer upon the Grantee any right with respect to continuance of employment by the Company, or limit or affect in any manner the right of the Company to terminate the employment or adjust the compensation of the Grantee.

9.    Taxes and Withholding. If the Company shall be required to withhold any federal, state, local or foreign tax in connection with the issuance or Vesting of any Performance Units or the issuance of any unrestricted shares of Common Stock or other securities following Vesting pursuant to this Agreement, it shall be a condition to such Vesting or issuance that the Grantee pay the tax or make provisions that are satisfactory to the Company for the payment thereof. Unless the Grantee makes alternative arrangements satisfactory to the Company prior to the Vesting of the Performance Units or the issuance of shares of unrestricted Common Stock, as the case may be, the Grantee will satisfy the minimum statutory tax withholding obligations by providing for the sale of enough of the shares to generate proceeds that will satisfy such withholding obligation or surrendering to the Company a portion of the shares of nonforfeitable and unrestricted Common Stock that are issued or transferred to the Grantee hereunder following the Vesting Date, and the shares of Common Stock so surrendered by the Grantee shall be credited against any such withholding obligation at the Market Value per Share of such shares of Common Stock on the Vesting Date.

10.    Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any Performance Units or shares of unrestricted Common Stock or other securities pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

11.    Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company.

12.    Amendments. Any Amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s consent.

13.    Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

14.    Relation to Plan; Miscellaneous. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistent provisions between this Agreement and the Plan, the Plan shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. All references in this Agreement to the Company shall be deemed to include, unless the context in which it is used suggests otherwise, its subsidiaries, divisions and affiliates.

15.    Successors and Assigns. Subject to Section 2 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee and the successors and assigns of the Company.

16.    Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Delaware.

17.    Definitions.

(a) “cause” shall mean that the Grantee has committed prior to termination of employment any of the following acts:

(i) an intentional act of fraud, embezzlement, theft, or any other material violation of law in connection with the Grantee’s duties or in the course of the Grantee’s employment;

(ii) intentional wrongful damage to material assets of the Company;

(iii) intentional wrongful disclosure of material confidential information of the Company;

(iv) intentional wrongful engagement in any competitive activity that would constitute a material breach of the duty of loyalty;

(v) intentional breach of any stated material employment policy of the Company; or

(vi) intentional neglect by the Grantee of the Grantee’s duties and responsibilities.

(b) “Good Reason” shall mean:

(i) a material diminution in the Grantee’s base compensation;

(ii) a material diminution in the Grantee’s authority, duties or responsibilities;

(iii) a material change in the geographic location at which the Grantee must perform the Grantee’s services; or

(iv) any other action or inaction that constitutes a material breach by the Company of an agreement under which the Grantee provides services.

(c) “Change in Control” shall mean the occurrence of any of the following events:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Voting Stock”); provided, however, that for purposes of this subsection (i), the following acquisitions will not constitute a Change of Control:

(A) any acquisition of Voting Stock directly from the Company that is approved by a majority of the Incumbent Board (as defined in subsection (ii) below);

(B) any acquisition of Voting Stock by any entity in which the Company, directly or indirectly, beneficially owns 50% or more ownership or other equity interest (a “Subsidiary”);

(C) any acquisition of Voting Stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; or

(D) any acquisition of Voting Stock by any Person pursuant to a transaction that complies with clauses (A), (B) and (C) of subsection (iii) below;

provided further, that:

(X) if any Person is or becomes the beneficial owner of 30% or more of the Voting Stock as a result of a transaction described in clause (A) of this subsection (i), and such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock, and after obtaining such additional beneficial ownership beneficially owns 30% or more of the Voting Stock, other than in an acquisition of Voting Stock directly from the Company that is approved by a majority of the Incumbent Board or other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally, such subsequent acquisition will be treated as a Change in Control; and

(Y) a Change in Control will not be deemed to have occurred if a Person is or becomes the beneficial owner of 30% or more of the Voting Stock as a result of a reduction in the number of shares of Voting Stock outstanding pursuant to a transaction or series of transactions approved by a majority of the Incumbent Board unless and until such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock, and after obtaining such additional beneficial ownership beneficially owns 30% or more of the Voting Stock, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally; or

(ii) Individuals who, on the effective date of the Plan, constitute the Board of Directors of the Company (as modified by this subsection (ii), the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company (the “Board”); provided, however, that any individual becoming a director after the effective date of the Plan whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board such effective date, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (each, a “Business Combination”), unless, in each case, immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Voting Stock, (B) no Person (excluding any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(d) “Competing Business” shall mean

(i) any of the following named companies, or any other business into which such company is merged, consolidated, or otherwise combined, and the subsidiaries, affiliates and successors of each such company:

Abercrombie & Fitch	The Gap	Ross Stores
Bed, Bath & Beyond	J.C. Penney	Saks
Belk	Kohl’s	Sears
Burlington Coat Factory	L Brands (formerly Limited Brands)	Target
Bon-Ton Stores	Nordstrom	TJX
Dillard’s	Neiman-Marcus	Walmart

or

(ii) any business or enterprise engaged in the business of retail sales that (1) had annual revenues for its most recently completed fiscal year of at least $2.5 billion; and (2)

both (i) offers a category or categories of merchandise (e.g., Fine Jewelry, Cosmetics, Kids, Big Ticket, Housewares, Men’s, Dresses), any of which are offered by the Company (and its subsidiaries, divisions or controlled affiliates), and (ii) the revenue derived by such other retailer during such retailer’s most recently ended fiscal year from such category or categories of merchandise represent(s), in the aggregate, more than 50% of the Company’s (and its subsidiaries, divisions or controlled affiliates) total revenues for the most recently completed fiscal year derived from the same category or categories of merchandise.

(e) “Confidential Information” shall mean any data or information that is material to the Company and not generally known to the public, including, without limitation: (i) price, cost and sales data; (ii) the identities and locations of vendors and consultants furnishing materials and services to the Company and the terms of vendor or consultant contracts or arrangements; (iii) lists and other information regarding customers and suppliers; (iv) financial information that has not been released to the public; (v) future business plans, marketing or licensing strategies, and advertising campaigns; or (vi) information about the Company’s employees and executives, as well as the Company’s talent strategies including but not limited to compensation, retention and recruiting initiatives.

18.    Data Privacy. Grantee hereby explicitly accepts the grant of Performance Units and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Agreement by and among the Company and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan.

(a) Grantee understands that the Company holds certain personal information about Grantee, including, but not limited to, Grantee’s name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, shares of Common Stock held, details of all grants of Performance Units or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in Grantee’s favor, for the purpose of implementing, administering and managing the Plan (the “Data”).

(b) Grantee understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the United States or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the United States. Grantee understands that Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting Grantee’s local human resources representative.

(c) Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom Grantee may elect to deposit any shares of Common Stock acquired.

(d) Grantee understands that Data will be held only as long as is necessary to implement, administer and manage Grantee’s participation in the Plan.

(e) Grantee understands that Grantee may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Grantee’s local human resources representative.

(f) Grantee understands, however, that refusing or withdrawing Grantee’s consent may affect Grantee’s ability to participate in the Plan.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer, and Grantee has also executed this Agreement in duplicate, as of the day and year first above written.

MACY’S, INC.

By: ___________________________________
Dennis J. Broderick
Title: Executive Vice President, General Counsel and Secretary

______________________________________
_______________________, Grantee